[Loeb & Loeb LLP]

March 19, 2007

China Biopharma, Inc. 31 Airpark Road Princeton, New Jersey 08540

Re:	Registration Statement on Form SB-2 (File No. 333-140133) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to China Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for resale of an aggregate of 32,400,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”) representing (i) up to 18,000,000, shares of Common Stock issuable either upon conversion of the $3,000,000 aggregate principal amount outstanding of the Company’s Secured Convertible Promissory Notes due December 13, 2008 (the “Notes”) or as consideration for repayment of the principal and interest on the Notes, (ii) up to 6,000,000 shares of Common Stock issuable upon exercise of the Company’s Class A Common Stock Purchase Warrants dated December 13, 2006 (the “Class A Warrants”), (iii) up to 6,000,000 shares of Common Stock issuable upon exercise of the Company’s Class B Common Stock Purchase Warrants dated December 13, 2006 (the “Class B Warrants”) and (iv) up to 2,400,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrant dated December 13, 2006 issued to Melton Management Ltd (the “Finder’s Warrants”).

Prior to the occurrence of an event of default with respect to the Notes, the conversion price with respect to the Notes shall be $0.25 per share. Following the occurrence of an event of default with respect to the Notes, the Notes are convertible at the lesser of $0.25 per share and seventy five percent (75%) of the average of the closing bid prices for the Common Stock on the principal market on which the Common Stock is then traded or included for quotation for the five trading days prior to the date of conversion. In the event that the Company issues shares of Common Stock in repayment of principal of and interest on the Notes, the shares of Common Stock shall be valued at an applicable conversion rate equal to the lesser of $0.25 per share or seventy five percent (75%) of the average of the closing bid price of the Common Stock on the principal market on which the Common Stock is then traded or included for quotation for the five trading days preceding the applicable repayment date. The exercise price of the Class A Warrants is $0.30 per share. The exercise price of the Class B Warrants is $0.40 per share. The exercise price of the Finder’s Warrants is $0.30 per share.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

March 19, 2007

We have assumed that the Company will keep authorized and reserved a sufficient number of shares of Common Stock to satisfy its obligations to issue the Shares.

Based upon and subject to the foregoing and assuming that the full consideration for each share of Common Stock issuable upon (i) the conversion or repayment of the Notes is received by the Company in accordance with the terms of the Notes, (ii) the exercise of the Class A Warrants is received by the Company in accordance with the terms of the Class A Warrants, (iii) the exercise of the Class B Warrants is received by the Company in accordance with the terms of the Class B Warrants and (iv) the exercise of the Finder’s Warrants, is received by the Company in accordance with the terms of the Finder’s Warrants, it is our opinion that that the Shares will, when issued be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
LOEB & LOEB LLP